As filed with the Securities and Exchange Commission on February 4, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PALMSOURCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0586278
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1240 Crossman Avenue

Sunnyvale, California 94089-1116

(408) 400-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

PalmSource, Inc. 2004 Inducement Equity Incentive Plan

(Full Title of the Plan)

David C. Nagel

President and Chief Executive Officer

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, California 94089-1116

(408) 400-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Lawrence B. Rabkin, Esq.

Deborah A. Marshall, Esq.

Howard Rice Nemerovski Canady Falk & Rabkin,

A Professional Corporation

Three Embarcadero Center, 7th Floor

San Francisco, California 94111-4024

(415) 434-1600

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share, to be issued under the PalmSource, Inc. 2004 Inducement Equity Incentive Plan	300,000 shares	$10.11	$3,033,000	$357

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the plans by reason of any stock dividend, stock split or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq National Market on February 2, 2005.

PART II

INFORMATION IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	Annual Report on Form 10-K for the year ended May 28, 2004;

(b)	Quarterly Reports on Form 10-Q for the quarters ended August 27, 2004 and November 26, 2004;

(c)	Current Reports on Form 8-K filed on June 16, 2004, August 13, 2004, October 5, 2004 (2), November 29, 2004, December 3, 2004, December 14, 2004, February 1, 2005 and February 3, 2005; and

(d)	The description of the Registrant’s common stock contained in the registration statement on Form 8-A, filed on September 26, 2003.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable

Item 5. Interests of Named Experts and Counsel

Not applicable

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 9 of the Registrant’s Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into contracts with certain of its directors providing for indemnification by the Registrant to the full extent permitted by law.

The Registrant maintains standard policies of insurance under which coverage is provided, subject to specific terms and conditions of those policies, (a) to its directors and officers against certain losses arising from claims made by reason of breach of duty in their official capacities, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or other wise as a matter of law.

Item 7. Exemption from Registration Claimed

Not applicable

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement

Exhibit No.	Document
5.1	Opinion of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	PalmSource, Inc. 2004 Inducement Equity Incentive Plan

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on January 27, 2005.

PALMSOURCE, INC.

By:	/s/ David C. Nagel
	Name:	David C. Nagel
	Title	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David C. Nagel and Ira O. Cook, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David C. Nagel David C. Nagel	Chief Executive Officer and Director (Principal Executive Officer)	January 27, 2005

/s/ Ira O. Cook Ira O. Cook	Principal Financial Officer (Principal Financial Officer)	January 27, 2005

P. Howard Edelstein	Director

/s/ Robert J. Finocchio Robert J. Finocchio	Director	January 27, 2005

/s/ Jean-Louis F. Gassée Jean-Louis F. Gassée	Director	January 27, 2005

/s/ Betsy Rafael Betsy Rafael	Director	January 27, 2005

/s/ John B. Shoven John B. Shoven, Ph.D.	Director	January 27, 2005

EXHIBIT INDEX

Exhibit No.	Document
5.1	Opinion of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	PalmSource, Inc. 2004 Inducement Equity Incentive Plan